UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2013

Vu1 CORPORATION

(Exact Name of Registrant as specified in its charter)

 California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commissioner File Number)	(IRS Employer Identification No.)

1 LIBERTY PLAZA, 23rd Floor  New York, NY 10006
(Address of principal executive offices)

(855) 881-2852
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2013 our Board of Directors appointed Joshua A. Hauser as a member of our Board of directors until the earlier of the next annual shareholders meeting or his resignation. Mr. Hauser qualifies as an independent member of our Board of Directors.

Mr. Hauser, age 67, has been a director of Transistor Devices, Inc., a privately held company based in New Jersey engaged in the design and manufacture of power supplies for commercial, industrial and military applications since 1999; he has served as Chairman of the Board of Transistor Devices, Inc. since 2007.  In addition, Mr. Hauser is a Management Consultant with JKD Consultants, Inc. since 1999.  He has also served as President and a Director of Odyne Corporation from 2004 to 2009.  Odyne was a publicly traded (OTC) clean technology company manufacturing plug-in hybrid electric drive systems for heavy vehicles. Mr. Hauser has also served as a director on several publicly traded companies over the course of his career, including Unitech, plc (London), Veeco Instruments Inc. (NYSE) and Nemic Lambda KK (Tokyo).  His previous management roles included President Siebe Power Controls (1996-1999), Managing Director Power Supplies Division Unitech plc (1989-1996) and Executive Vice President Veeco Instruments (1987-1989).  Mr. Hauser has a BSEE and MSEE from Columbia University School of Engineering.

Also on July 28 and 29, 2013 the Company received letters of resignation from John J. Boyle, III and Paul D. Fletcher. The letters were effective immediately.  There were no disagreements with our executive officers or the other members of our Board of Directors leading to the resignations of Messrs. Boyle and Fletcher.

Messrs. Boyle and Fletcher served as members of the Board of Directors since September 30, 2011.  Upon their resignation, and after the appointment of Mr. Houser, the size of the Board of Directors stands at six members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vu1 Corporation

Date: August 1, 2013	By:	/s/ Matthew DeVries
Matthew DeVries Chief Financial Officer